Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013	$3,687,000	$422.53

(1)

The total filing fee of $422.53 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 175 dated March 2, 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Contingent Fixed Return And Contingent Downside Protection

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

■  Linked to the iShares® MSCI Emerging Markets Index Fund

■  Contingent fixed return at maturity of 15% of the original offering price per note if the ending price is equal to or greater than the starting price, regardless of the extent to which the ending price may exceed the starting price

■  Contingent protection against a limited decline in the iShares MSCI Emerging Markets Index Fund but only as long as the ending price has not declined by more than 20% from the starting price

■   No protection and 1-to-1 downside exposure to decreases in the value of the iShares MSCI Emerging Markets Index Fund from the starting price if the ending price has decreased by more than 20% from the starting price

■   Term of approximately 13 months

■   No periodic interest payments

■   May lose some, or all, of the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	0.25%	99.75%
Total	$3,687,000.00	$9,217.50	$3,677,782.50

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. The agent discount and structuring and development costs total approximately $4.70 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Investment Description

The Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a contingent fixed return at maturity of 15% so long as the ending price of the iShares MSCI Emerging Markets Index Fund (the “Fund”) is greater than or equal to the starting price, (ii) repayment of principal if, and only if, the ending price of the Fund does not decline by more than 20% from the starting price and (iii) full exposure to decreases in the value of the Fund from the starting price if the ending price declines by more than 20% from the starting price, in each case subject to the credit risk of Wells Fargo. If the ending price declines by more than 20% from the starting price, you will lose more than 20%, and possibly all, of the original offering price of your notes. Accordingly, you will not receive any protection if the value of the Fund declines significantly.

The Fund is an exchange traded fund that seeks to track the MSCI Emerging Markets Index, an equity index that is designed to measure equity performance in global emerging markets.

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Investor Considerations

We have designed the notes for investors who:

¡	seek a fixed return resulting from the upside performance of the Fund and desire contingent protection but only against a decline of up to 20% in the Fund by:

☐	receiving a contingent fixed return at maturity of 15% of the original offering price per note so long as the ending price of the Fund is equal to or greater than the starting price; and

☐	protecting against a limited decline in the Fund but only as long as the ending price has not declined by more than 20% from the starting price;

¡

understand that if any decline in the ending price is more than 20% of the starting price, they will be fully exposed to the decrease in the Fund from the starting price and will lose more than 20%, and possibly all, of the original offering price of the notes;

¡

understand that if the ending price is greater than the starting price, they will receive the contingent fixed return at maturity, regardless of how significantly the ending price may exceed the starting price;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Fund to decrease by more than 20% from its starting price;

¡	seek a greater contingent fixed return at maturity;

¡	seek full exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to foreign emerging equity markets;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI Emerging Markets Index Fund.

PRS-3

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Terms of the Notes

Market Measure:	iShares MSCI Emerging Markets Index Fund (the “Fund”)

Pricing Date:	March 2, 2012

Issue Date:	March 7, 2012

Stated Maturity Date:	April 5, 2013, subject to postponement if a market disruption event occurs or is continuing. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) April 5, 2013 and (ii) three business days after the ending price is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•  if the ending price is greater than or equal to the starting price: the original offering price per note plus the contingent fixed return;

Redemption Amount:

•  if the ending price is less than the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•  if the ending price is less than the threshold price: the original offering price per note minus:

original offering price per note	x	starting price – ending price
starting price

If the ending price is less than the threshold price, you will lose more than 20%, and possibly all, of the original offering price of your notes.

Starting Price:	$44.64, the fund closing price of the Fund on the pricing date.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.

Contingent Fixed Return:

The “contingent fixed return” is 15% of the original offering price per note ($150 per $1,000 note) so long as the ending price is greater than or equal to the starting price. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	$35.71, which is equal to 80% of the starting price.

PRS-4

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Terms of the Notes (Continued)

Calculation Day:	April 2, 2013 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchange (as defined below) with respect to the Fund is open for trading for its regular trading session and (ii) the relevant exchange on which futures or options contracts related to the Fund or any successor thereto, if applicable, are traded, is open for trading for its regular trading sessions.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Fund. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-38, if your notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale, exchange or maturity of your notes and the amount you paid for them. Such gain or loss should generally be long-term capital gain if you have held your notes for more than one year, and short term capital gain or loss otherwise.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-38.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be

PRS-5

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Terms of the Notes (Continued)

issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 0.25% of the original offering price of the notes.

Supplemental Plan of Distribution:

Notice to Prospective Investors in Argentina

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided in this pricing supplement and the prospectus supplement and prospectus do not constitute a public offering in Argentina. Consequently no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor any listing authorization of the notes has been requested on any stock market in Argentina.

Notice to Prospective Investors in Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly the notes have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Notice to Prospective Investors in Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the prospectus supplement and prospectus may not be publicly distributed in Mexico.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RHP9

PRS-6

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Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The index underlying the Fund is sometimes referred to herein as the “underlying index.”

If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 20%, And Possibly All, Of The Original Offering Price Of Your Notes.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the value of the Fund from the starting price (expressed as a percentage of the starting price). For example, if the Fund has declined 20.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 20.1% of your original investment. As a result, you will not receive any protection if the value of the Fund declines significantly and you may lose some, and possibly all, of the original offering price per note even if the value of the Fund is greater than or equal to the starting price or threshold price at certain times during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which may be negative, may be less than the return you could earn on other investments. If the ending price is less than the starting price, the amount you receive at stated maturity will be no greater than, and may be significantly less than, the original offering price, and your yield will be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Return Will Be Limited By The Contingent Fixed Return And May Not Reflect The Return On A Direct Investment In The Fund.

Your positive return on the notes, if any, will be equal to the contingent fixed return regardless of how significantly the ending price may exceed the starting price. As a result, the opportunity to participate in the possible increases in the value of the Fund through an investment in the notes will be limited because the redemption amount will not exceed the original offering price plus the contingent fixed return.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

PRS-7

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution and structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the contingent fixed return and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the performance of the Fund up to that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Fund Performance. The value of the notes prior to maturity will depend substantially on the fund closing price of the Fund at that time. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the fund closing price at such time is less than, equal to or not sufficiently above its starting price.

•

Contingent Fixed Return. The value of the notes prior to the stated maturity date will be affected by the contingent fixed return as we do not anticipate that the notes will trade in the secondary market above the original offering price plus the contingent fixed return.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Fund. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Fund changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Fund and the performance of the Fund up to that time the longer the time remaining to maturity. A “time premium” results from expectations concerning the performance of the Fund during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the performance of the Fund at such time, may adversely affect the value of the notes.

PRS-8

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

•

Dividend Yields On Securities Included In The Fund. The value of the notes may be affected by the dividend yields on securities held by the Fund. In general, higher dividend yields will reduce the value of the notes and, conversely, lower dividend yields will increase the value of the notes.

•

Volatility Of Currency Exchange Rates. The value of the notes may be affected if the volatility of the exchange rate between the U.S. dollar and a foreign currency in which the securities included in the underlying index are quoted changes.

•

Correlation Between Currency Exchange Rates And The Fund. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and the foreign currencies in which the securities included in the Fund or the related underlying index may be denominated, on the one hand, and the percentage changes in the Fund, on the other hand. If the correlation between the exchange rate between the U.S. dollar and any of such foreign currencies and the Fund changes, the value of the notes may be adversely affected.

•

Events Involving The Companies Included In The Fund. General economic conditions and earnings results of the companies whose securities are included in the Fund or the related underlying index and real or anticipated changes in those conditions or results may affect the value of the notes. Additionally, as a result of a merger or acquisition, one or more of the securities included in the Fund or the related underlying index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities originally included in the Fund or related underlying index.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the value of the Fund, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Fund.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Fund.

Your return on the notes will not reflect the return you would realize if you actually owned the shares of the Fund. This is because the redemption amount will not be greater than the contingent fixed return.

Historical Values Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Notes.

The ending price of the Fund will determine the redemption amount payable at maturity to you. It is impossible to predict whether the ending price of the Fund will fall or rise compared to its starting price. The value of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Fund and the securities comprising the Fund are traded and the values of the Fund and such securities.

Changes That Affect The Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of iShares, Inc. concerning the calculation of the Fund’s net asset value, additions, deletions or substitutions of securities in the Fund and the manner in which changes in the related underlying index are reflected in the Fund, and changes in those policies, could affect the closing price of the shares of the Fund and, therefore, may affect the value of the notes and the amount payable at maturity. Similarly, the policies of the sponsor of the underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of the underlying index and the closing price of the shares of the Fund and, therefore, may affect the value of the notes and the redemption amount payable at maturity. The underlying index sponsor could also discontinue or suspend calculation or dissemination of the underlying index or materially alter the methodology by which it calculates the underlying index. Any of such actions could adversely affect the value of the notes.

We Cannot Control Actions By Any Of The Companies Whose Securities Are Included In The Fund Or Its Underlying Index.

Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the ending price and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

PRS-10

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

We And Our Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Underlying Index And Are Not Responsible For Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with iShares, Inc. or the underlying index sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about iShares, Inc. and the Fund and the underlying index from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about iShares, Inc., the Fund or the underlying index. You, as an investor in the notes, should make your own investigation into iShares, Inc., the Fund and the underlying index. iShares, Inc. will not be involved in the offering of the notes made hereby in any way and iShares, Inc. has no obligation to consider your interests as an owner of notes in taking any actions that might affect the value of the notes.

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the notes based on the performance of the Fund will not be the same as the return on notes based on the performance of the underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

You will not become a holder of shares of the Fund or a holder of securities included in the underlying index as a result of owning a note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. At stated maturity, you will have no right to receive delivery of any shares or securities.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the ending price of the Fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the notes may be adversely affected.

PRS-11

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Risk Factors (Continued)

Since The Fund Includes Non-U.S. Stocks, An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

The Fund includes the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The Fund includes companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the Fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the Fund which could, in turn, adversely affect the value of the notes.

Exchange Rate Movements May Impact The Value Of The Notes.

The notes will be denominated in U.S. dollars. Since the value of securities included in the Fund is quoted in a currency other than U.S. dollars and is converted into U.S. dollars or another currency, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending price may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) the initial stated maturity date and (ii) three business days after the ending price is determined.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the closing price of securities included in the underlying index and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the underlying index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Fund from multiple sources and should not rely on the views expressed by us or our affiliates.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price, the ending price, calculating the redemption amount, determining whether adjustments should be made to the ending price and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Fund, Prices Of Securities Included In The Fund Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire shares of the Fund or may acquire securities included in the Fund or the underlying index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

To the extent that we or one or more of our affiliates has a long hedge position in shares of the Fund or any of the securities included in the Fund or the underlying index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the calculation day or at or about the time of a change in the securities included in the Fund or the underlying index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the shares of the Fund or the prices of the securities included in the Fund or the underlying index and, accordingly, increase or decrease the value of the Fund. Although we have no reason to believe that any of those activities will have a material impact on the value of the Fund or the related underlying index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the shares of the Fund or the securities included in the Fund or the underlying index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Fund or the underlying index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-37 for a more detailed discussion of tax considerations applicable to your notes, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Risk Factors (Continued)

instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

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Additional Terms of the Notes

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Fund Closing Price

The “fund closing price” of the Fund on any trading day means the product of (i) the closing price (as defined below) of one share of the Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor (as defined below) applicable to the Fund on such trading day.

The “closing price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

The “adjustment factor” means, with respect to a share of the Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.

Market Disruption Events

A “market disruption event” means, with respect to the Fund, any of the following events as determined by the calculation agent in its sole discretion:

(A)	A material suspension or material limitation of trading or the unavailability of the closing price of the shares of the Fund or any successor fund (as defined below) has been imposed by the relevant exchange on which such shares are traded, at any time during the one-hour period preceding the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant exchange or otherwise.

(B)	A material suspension or material limitation of trading has occurred on that day, in each case during the one-hour period preceding the close of trading in options or futures contracts related to the Fund or any successor fund on the relevant exchange on which those options or futures contracts are traded, whether by reason of movements in price exceeding levels permitted by the relevant exchange, or otherwise.

(C)	Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the shares of the Fund or any successor fund at any time during the one-hour period that precedes the close of trading on that day.

(D)	Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Additional Terms of the Notes (Continued)

contracts relating to the Fund or any successor fund on the relevant exchange on which those futures or options contracts are traded, at any time during the one-hour period that precedes the close of trading on that day.

(E)	The closure of the relevant exchange on which the shares of the Fund or any successor fund or the relevant exchange on which futures or options contracts relating to the Fund or any successor fund are traded prior to its scheduled close of trading unless the earlier closing time is announced by such relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange and (2) the submission deadline for orders to be entered into such relevant exchange for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means in respect of any relevant exchange, the scheduled weekday closing time on a day on which such relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours; and

(2)	“relevant exchange” for any share or futures or option contract means the primary exchange or quotation system on which such share or futures or option contract is traded, as determined by the calculation agent.

If a market disruption event occurs or is continuing with respect to the Fund on the calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled calculation day, that eighth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed eight scheduled trading days after the scheduled calculation day and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the Fund on such eighth scheduled trading day, the calculation agent will determine its good faith estimate of the closing price of the Fund on such eighth scheduled trading day.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent, in its sole discretion, may adjust the adjustment factor as a result of certain events related to the Fund or any successor fund, as applicable, which occur during the term of the notes. Such events include, but are not limited to, the following:

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

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Additional Terms of the Notes (Continued)

(B)	Stock Dividends

If a (i) stock dividend (i.e., issuance of additional shares (or other applicable security) by the Fund) that is given ratably to all holders of record of shares (or other applicable security) of the Fund or (ii) distribution of shares (or other applicable security) of the Fund has occurred, then once the dividend has become effective and the shares (or other applicable security) of the Fund are trading ex-dividend, the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the date the dividend became effective and the shares (or other applicable security) of the Fund traded ex-dividend would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an extraordinary dividend as discussed below.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then on the ex-dividend date, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means, with respect to a cash dividend or other distribution with respect to the shares (or other applicable security) of the Fund, a dividend or other distribution which exceeds the immediately preceding non-extraordinary dividend on the securities of the Fund (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing price of the Fund on the trading day preceding the ex-dividend date with respect to the extraordinary dividend (the “ex-dividend date”); and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share (or other applicable security) of the Fund of that extraordinary dividend minus the amount per share (or other applicable security) of the immediately preceding non-extraordinary dividend for that share (or other applicable security) of the Fund; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share (or other applicable security) of the Fund of that extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the securities of the Fund described below under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitute an extraordinary dividend will only cause an adjustment pursuant to those sections.

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Additional Terms of the Notes (Continued)

(D)	Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any class of its capital stock, evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, the adjustment factor will equal the product of the prior adjustment factor and a fraction, the numerator of which will be the closing price per share (or other applicable security) of the Fund, and the denominator of which will be the closing price per share (or other applicable security) of the Fund, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share (or other applicable security) of the Fund.

(E)	Reorganization Events

If the Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund to which the notes were linked is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount or any other terms of such notes as the calculation agent determines appropriate to account for the economic effect on such notes of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to such issue of notes), and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for the Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”).

Upon any selection by the calculation agent of a successor fund, Wells Fargo will cause notice to be given to holders of the notes.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund.

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the Fund, such successor fund or fund closing price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Additional Terms of the Notes (Continued)

alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the notes. If at any time the method of calculating the Fund or a successor fund, or the related underlying index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor fund had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount with reference to such adjusted closing price of the Fund or such successor fund, as applicable.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred; see “—Market Disruption Events;”

•	determine if adjustments are required to the fund closing price under various circumstances; see “—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation;” and

•

if the Fund undergoes a liquidation event, select a successor fund or, if no successor fund is available, determine the fund closing price; see “Anti-dilution Adjustments Relating to the Fund; Alternate Calculation.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration

In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein; provided, however, that the redemption amount will be calculated using the fund closing price on the date of acceleration.

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

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Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

Hypothetical Payout Profile

The following profile is based on the contingent fixed return of 15% or $150 per $1,000 note and a threshold price equal to 80% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

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Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending prices as indicated in the examples.

Example 1. Redemption amount reflects a return equal to the contingent fixed return, which is greater than the percentage increase in the price of the Fund from the starting price to the hypothetical ending price:

Starting price: $44.64

Hypothetical ending price: $50.00

Since the hypothetical ending price is greater than the starting price, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,150 per $1,000 note.

Example 2. Redemption amount reflects a return equal to the contingent fixed return, which is less than the percentage increase in the price of the Fund from the starting price to the hypothetical ending price:

Starting price: $44.64

Hypothetical ending price: $55.00

Since the hypothetical ending price is greater than the starting price, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,150 per $1,000 note.

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Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Starting price: $44.64

Hypothetical ending price: $40.00

Threshold price: $35.71, which is 80% of the starting price.

Since the hypothetical ending price is less than the starting price, but not by more than 20%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Starting price: $44.64

Hypothetical ending price: $32.00

Threshold price: $35.71, which is 80% of the starting price.

Since the hypothetical ending price is less than the starting price by more than 20%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	44.64 – 32.00	= $	716.85
44.64

On the stated maturity date you would receive $716.85 per $1,000 note. This amount reflects full downside exposure to the percentage decrease in the price of the Fund from the starting price to the hypothetical ending price.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
58.03	30.00%	$1,150.00	15.00%	13.38%
55.80	25.00%	$1,150.00	15.00%	13.38%
53.57	20.00%	$1,150.00	15.00%	13.38%
51.34	15.00%	$1,150.00	15.00%	13.38%
49.10	10.00%	$1,150.00	15.00%	13.38%
46.87	5.00%	$1,150.00	15.00%	13.38%
44.64(2)	0.00%	$1,150.00	15.00%	13.38%
42.41	-5.00%	$1,000.00	0.00%	0.00%
40.18	-10.00%	$1,000.00	0.00%	0.00%
37.94	-15.00%	$1,000.00	0.00%	0.00%
35.71	-20.00%	$1,000.00	0.00%	0.00%
35.27	-21.00%	$ 790.00	-21.00%	-20.69%
33.48	-25.00%	$ 750.00	-25.00%	-24.95%
31.25	-30.00%	$ 700.00	-30.00%	-30.46%
29.02	-35.00%	$ 650.00	-35.00%	-36.18%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-25

Access Securities Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 5, 2013

iShares MSCI Emerging Markets Index Fund

We obtained all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (the “Fund”) and its underlying index, the MSCI Emerging Markets Index, from iShares, Inc. (“iShares”) and from Black Rock Institutional Trust Company, N.A. (“B.T.C.”), formerly known as Barclays Global Investors, N.A. (“BGI”), BlackRock Fund Advisors (“BFA”), formerly known as Barclays Global Fund Advisors (“BGFA”), MSCI, Inc. (“MSCI”) or other publicly available sources, including the iShares Prospectus relating to the Fund, dated January 1, 2012 which is part of Post-Effective Amendment No. 174 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-1A, on December 20, 2011 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-97598 and 811-09102). Such information reflects the policies of iShares, BTC, BFA and MSCI as stated in such sources, and such policies are subject to change by iShares, BTC, BFA and MSCI. We make no representation or warranty as to the accuracy or completeness of any information relating to the Fund or the MSCI Emerging Markets Index. iShares, BTC and BFA are under no obligation to continue to publish the Fund and may discontinue the Fund at any time. MSCI is under no obligation to continue to publish the MSCI Emerging Markets Index and may discontinue publication of the MSCI Emerging Markets Index at any time.

General

The Fund is issued by iShares. iShares is a registered investment company. BFA is the investment advisor to the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

Prior to December 1, 2009, BGFA served as the investment adviser to the Fund. On December 1, 2009, BlackRock, Inc. announced that it had completed its merger with BGI, including the merger of the iShares exchange traded fund business. The merger resulted in the automatic termination of the investment advisory agreement of the Fund with BGFA. After obtaining shareholder approval, a new investment advisory agreement with BGFA was approved. Effective with the merger, BGFA became known as BFA.

The Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”) based on the securities of the MSCI Emerging Markets Index. The Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the Fund track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

BFA employs a technique known as representative sampling to track the MSCI Emerging Markets Index. Representative sampling is an indexing strategy in which a fund invests in a representative sample of securities that collectively have a similar investment profile as the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling may or may not hold all of the securities that are included in the MSCI Emerging Markets Index.

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iShares MSCI Emerging Markets Index Fund (Continued)

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the MSCI Emerging Markets Index may vary somewhat due to transaction costs, asset valuations, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Fund’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions, such as diversification requirements, or representative sampling. “Tracking error” is the difference between the performance (return) of the Fund’s portfolio and that of the MSCI Emerging Markets Index. BFA expects that, over time, the tracking error of the Fund will not exceed 5%. Because the Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.

Creation Units

The Fund issues and redeems shares at its net asset value per share only in blocks of 450,000 shares or multiples thereof (“Creation Units”). Only certain large institutional investors known as Authorized Participants may purchase or redeem Creation Units directly with the Fund. These transactions are usually effected in exchange for a basket of securities similar to the Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the Fund are not redeemable securities.

iShare Prices, Dividends, and Distributions

The approximate value of the shares of the Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the Fund. The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The Fund generally pays out dividends from net investment income, if any, semi-annually. Distributions of net realized securities gains, if any, generally are declared and paid annually, but iShares may make distributions on a more frequent basis for the Fund.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index compiled by MSCI that is designed to measure equity market performance in the global emerging markets. As of the date of this pricing supplement, the following emerging markets are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru,

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Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. MSCI is under no obligation to continue to include these country indices. The component country indices included within the MSCI Emerging Markets Index are a sampling of equity securities across industry groups in such country’s equity markets. The MSCI Emerging Markets Index is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed below.

Constructing the MSCI Emerging Markets Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)	Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion. All of the country indices included in the MSCI Emerging Markets Index are classified as EM.

(ii)	Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology. The global investable equity universe is the aggregation of all market investable equity universes.

The investability screens used to determine the investable equity universe in each market are:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization (the “equity universe minimum size requirement”). The equity universe minimum size requirement applies to companies in all markets, DM or EM, and is derived as follows:

•

First, the companies in the DM equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM equity universe is calculated at each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

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•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

As of October 22, 2009, the equity universe minimum size requirement was set at $100,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each Semi-Annual Index Review, as described below.

(ii)	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(iii)	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a DM. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an EM.

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index

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review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly or semi-annual index review.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices (the “Size Segment Indices”):

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. The MSCI Emerging Markets Index is an EM Standard Index, meaning that only securities that would qualify for inclusion in a Large Cap Index or a Mid Cap Index will be included in the MSCI Emerging Markets Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. The GICS

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entails four levels of classification: (1) sector; (2) industry groups; (3) industries; (4) sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. The GICS classification of each security is used by MSCI to construct additional indices.

Maintenance of the MSCI Emerging Market Index

In order to maintain the representativeness of the MSCI Emerging Markets Index, MSCI may make structural changes to the MSCI Emerging Markets Index as a whole by adding or deleting component country indices. In particular, MSCI may add additional component country indices to the MSCI Emerging Markets Index or subtract one or more of its current component country indices prior to the maturity of the notes. Currently, such changes in the MSCI Emerging Markets Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each component country index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of such index, and index stability and low index turnover. The maintenance of the component country indices is reflected in the MSCI Emerging Markets Index.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment which include:

•	Updating the indices on the basis of a fully refreshed equity universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the equity universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment Indices. During each SAIR, the equity universe is updated and the global minimum size range is recalculated for each size segment. Among other index maintenance activities, for each market, new equity securities are identified and tested for inclusion in the relevant index and existing component securities are evaluated to ensure they meet the revised requirements for inclusion in the relevant index.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

The objective of the QIRs is to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to, among

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other factors, migration to another Size Segment Index, and changes in FIFs and NOS. Only additions of significant new investable companies are considered during a QIR and only with respect to Standard Indices.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The results of the SAIRs and QIRs are announced at least two weeks in advance of implementation. All changes resulting from corporate events are announced prior to their implementation.

Index Calculation

The MSCI Emerging Markets Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indices levels are obtained by applying the change in the market performance to the previous period MSCI Emerging Markets Index levels.

Corporate Events

In addition to the index maintenance described above, maintaining the component country indices also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI Emerging Markets Index. The adjustments for certain corporate events are described more fully below.

Mergers and Acquisitions

As a general principle, MSCI implements mergers and acquisitions as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated

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intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an MSCI index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for MSCI index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or domestic inclusion factors (“DIF”) are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the price on the day prior to the ex-date and the ex-price of the parent security.

Corporate Actions

Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the day prior to the ex-date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the

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iShares MSCI Emerging Markets Index Fund (Continued)

securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled index review following the completion of the event. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next quarterly index review. Secondary offerings involve the distribution of existing shares of current shareholders in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

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Historical Information

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the value of the Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from April 11, 2003 to March 2, 2012. The closing price on March 2, 2012 was $44.64.

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The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from April 11, 2003 through December 31, 2011 and for the period from January 1, 2012 to March 2, 2012.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
January 1, 2012 to March 2, 2012	$44.76	$38.23	$44.64

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you purchase your notes in this offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a United States holder (as defined below) that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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United States Federal Income Tax Considerations (Continued)

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract with respect to the Fund and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. Subject to the discussion of Section 1260 of the Code below, if the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or exchange of your notes or at maturity and the amount you paid for your notes. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses, however, is subject to limitations.

However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

Alternative Treatments. It is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain recognized upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes and, thereafter, would be capital loss.

Although not entirely clear, it is possible that the purchase and ownership of the notes could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the rules of Section 1260 of the Code. Because the notes have a return profile that differs substantially from the return profile of the Fund, we believe that Section 1260 of the Code should not apply to your notes. If your notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your notes on the date that you purchased your notes and sold those

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United States Federal Income Tax Considerations (Continued)

shares on the date of the sale, exchange or maturity of the notes. Because the application of the constructive ownership rules to your notes is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that: (i) you should be treated as owning the Fund; (ii) the notes should be treated as an investment unit consisting of (a) a debt instrument that is issued to you by us and (b) a put option in respect of the Fund that that is issued by you to us; (iii) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss; or (iv) you should be required to accrue interest income over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether Section 1260 of the Code, as discussed above, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or

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business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts relating to the performance of the Fund, as discussed above, you generally will not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the notes, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or,

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the notes) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect to such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. If the notes are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation. Prospective non-United States holders should consult their tax advisors in this regard.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your notes. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

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